UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 8, 2009
Date of Earliest Event Reported: September 1, 2009

Medis Technologies Ltd.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30391 (Commission File Number)	13-3669062 (I.R.S. Employer Identification No.)

805 Third Avenue
New York, New York 10022
(Address of principal executive offices)

Registrant’s telephone number:  (212) 935-8484

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On or around July 21, 2009, Volation Capital Partners, LLC (the “Claim Holder”) sued Medis Technologies Ltd. (“Medis”) in Los Angeles Superior Court (the “Litigation”) for repayment of a claim against Medis in the amount of approximately $311,000 (the “Claim”).  Effective as of August 26, 2009, Medis assumed approximately $311,000 of outstanding trade debt of its wholly owned subsidiary, More Energy Ltd (“More”).  The debt was initially incurred by More in the ordinary course of its business.  On August 27, 2009, Medis and the Claim Holder entered into a Settlement Agreement that provides for the extinguishment of the Claim in exchange for the issuance to the Claim Holder of 2,400,000 shares of Medis’ common stock (the “Settlement Shares”).  On September 1, 2009, the presiding judge in the Litigation entered an Order Approving Settlement of Claim (the “Order”), pursuant to which the Settlement Agreement became binding on Medis and the Claim Holder, and, on or about September 9, 2009, the Settlement Shares will be issued to the Claim Holder.

The number of shares to be issued under the Settlement Agreement is subject to adjustment as follows: in the event that the number of VWAP Shares (as described below) exceeds the number of Settlement Shares initially issued, then Medis will issue to the Claim Holder additional shares of Medis’ common stock equal to the sum of (i) the difference between the number of VWAP Shares and the number of Settlement Shares initially issued, and (ii) the number of Additional Shares (as described below). In the event that the number of VWAP Shares is less than the number of Settlement Shares initially issued, then the Claim Holder will return to Medis that number of shares as equals (i) the difference between the number of VWAP Shares and the number of Settlement Shares initially issued, less (ii) the number of Additional Shares.

The number of VWAP Shares is equal to 304,082 divided by 75% of the volume weighted average price (the “VWAP”) of Medis’ common stock over the 20-day trading period immediately following the date on which the Settlement Shares were issued.  The number of Additional Shares is equal to the product of (x) 3,040,820 multiplied by (y) (i) the difference between the VWAP of the shares over such 20-day trading period minus $0.10 (ii) multiplied by 15%.

Medis will not receive any cash proceeds in connection with the sale of the Settlement Shares.  The Settlement Agreement does provide, however, for a cash payment to be made by the Claim Holder to Medis in an amount equal to $28,000, to cover Medis' fees and expenses incurred in connection with the settlement of the Claim.

As previously disclosed, in June of 2009, the Claim Holder entered into an agreement with Medis pursuant to which the Claim Holder agreed to purchase up to $5.0 million of Medis’ Series B Preferred Stock, subject to certain conditions. Other than the foregoing, Medis has no material relationship with the Claim Holder.

The terms and conditions of the issuance of the Settlement Shares were approved, after a hearing upon the fairness of such terms and conditions at which the Claim Holder had the right to appear.  The issuance of the Settlement Shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) of such Act.

Item 3.02.   Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Report is incorporated by reference into this Item 3.02.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements.  Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements.  Such risks include, but are not limited to, the risks and uncertainties outlined in Medis’ documents filed with the SEC.  All forward-looking statements and other information in this Current Report on Form 8-K are based upon information available as of the date of this Report.  Such information may change or become invalid after the date of this Current Report, and, by making these forward-looking statements, Medis undertakes no obligation to update these statements after the date of this Current Report, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       September 8, 2009

MEDIS TECHNOLOGIES LTD.

By:	/s/ Stephen N. Crea
Stephen N. Crea
Chief Financial Officer